Filed Pursuant to Rule 433

Registration No. 333-228804

THE PNC FINANCIAL SERVICES GROUP, INC.

$1,000,000,000 2.307% SENIOR FIXED RATE/FLOATING RATE NOTES DUE APRIL 23, 2032

Issuer:	The PNC Financial Services Group, Inc.

Security:	2.307% Senior Fixed Rate/Floating Rate Notes due April 23, 2032 (the “Senior Notes”)

Ranking:	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000

Price to Investors:	100.000% of face amount

Minimum Denomination/ Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	April 20, 2021

Settlement Date:**	April 23, 2021 (T+3)

Maturity:	April 23, 2032

Optional Redemption Date:	Redeemable in whole, but not in part, on April 23, 2031, the date that is one year prior to the maturity date, at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole or in part on or after the 90th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, April 23, 2021 to, but excluding, April 23, 2031

Floating Rate Period:	From, and including, April 23, 2031 to, but excluding, the maturity date

Interest Rates:

Fixed Rate Period: 2.307% annually

Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated April 20, 2021, plus 0.97926%

Interest Payment Dates:

Fixed Rate Period: Each April 23 and October 23, commencing on October 23, 2021 and ending on April 23, 2031

Floating Rate Period: July 23, 2031, October 23, 2031, January 23, 2032 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 1.125% due February 15, 2031

Reference Benchmark Yield:	1.557%

Spread to Reference Benchmark:	75 basis points

Re-offer Yield:	2.307%

CUSIP/ISIN:	693475 BA2 / US693475BA21

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc. Morgan Stanley & Co. LLC PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Note: We expect that delivery of the Senior Notes will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes prior to the second business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest

Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, BofA Securities, Inc. at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 or PNC Capital Markets LLC at 1-855-881-0697.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.